Exhibit 3.2

                                  Amendment to
                Amended and Restated Bylaws of SITEL Corporation

                        Effective as of November 6, 1998

               (the following new sections are added at the end of
                      Article II. MEETINGS OF SHAREHOLDERS)

Section 9.   Advance Notice of Shareholder Nominees

Nominations of persons for election to the board of directors may be made at a meeting of shareholders either (a) by or at the direction of the board of directors or (b) by any shareholder entitled to vote on the election of directors at the meeting who has complied with the notice procedures set forth in this Section.

A shareholder who desires to nominate a person for election to the board of directors at a meeting of shareholders must give timely written notice of the proposed nomination (a "Shareholder's Nominee Notice") to the secretary of the corporation. To be timely, a Shareholder's Nominee Notice must be received at the principal executive offices of the corporation not later than one hundred twenty (120) calendar days in advance of the date (month and day) of the previous year's annual proxy statement; provided, however, that in the event the date of the forthcoming annual meeting of shareholders has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, a Shareholder's Nominee Notice must be received not later than the close of business on the tenth (10th) day following the earlier of (a) the day on which notice of the date of the forthcoming meeting was mailed or given to shareholders or (b) the day on which public disclosure of the date of the forthcoming meeting was made; and provided however, that in respect of the 1999 annual meeting of shareholders, a Shareholder's Nominee Notice must be received no later than January 3, 1999.

A Shareholder's Nominee Notice shall set forth as to each person, if any, whom the shareholder proposes to nominate for election or re-election as a director
(a) the name, age, business address, and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of capital stock of the corporation which are beneficially owned by such person, (d) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors, and (e) such person's written consent to being named as a nominee and to serve as a director if elected. A Shareholder's Nominee Notice shall also set forth as to the shareholder giving the notice (a) the name and address, as they appear on the books of the corporation, of such shareholder,
(b) the class and number of shares of capital stock of the corporation which are beneficially owned by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such shareholder, and (d) any other information required by law or regulation to be provided by a shareholder intending to nominate a person for election as a director of the corporation.

No person shall be eligible for election as a director of the corporation unless nominated in compliance with the procedures set forth in this Section. The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in compliance with the procedures prescribed by this Section; any nomination which the chairman so determines and declares to be non-compliant with the procedures in this Section shall be disregarded.

Section 10.   Advance Notice of Shareholder Business

At an annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting of shareholders, business must be (a) as specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a shareholder.

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Business to be brought  before an annual  meeting by a shareholder  shall not be considered properly brought if the shareholder has not given timely notice thereof in writing to the secretary of the corporation (a "Shareholder's Proposal Notice"). To be timely, a Shareholder's Proposal Notice must be received at the principal executive offices of the corporation not later than one hundred twenty (120) calendar days in advance of the date (month and day) of the previous year's annual proxy statement; provided, however, that in the event the date of the forthcoming annual meeting of shareholders has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, a Shareholder's Proposal Notice must be received not later than the close of business on the tenth (10th) day following the earlier of (a) the day on which notice of the date of the forthcoming annual meeting was mailed or given to shareholders or (b) the date on which public disclosure of the date of the forthcoming annual meeting was made; and provided however, that in respect of the 1999 annual meeting of shareholders, a Shareholder's Proposal Notice must be received no later than January 3, 1999.

A Shareholder's Proposal Notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of the shareholder proposing such business, (c) the class and number of shares of capital stock of the corporation which are beneficially owned by the shareholder, (d) any material interest of the shareholder in such business, and
(e) any other information that is required by law or regulation to be provided by the shareholder in its capacity as a proponent of a shareholder proposal.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of shareholders except in compliance with the procedures set forth in this Section. The chairman of the annual meeting of stockholders shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting in compliance with the provisions of this Section; any such business which the chairman determines and declares was not properly brought before the meeting shall not be transacted.

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